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                                                                     EXHIBIT 5.1

                                 Gage & Tucker
                               2345 Grand Avenue
                          Kansas City, Missouri 64108
                                 (816) 292-2000


                               February 18, 1994


AMC Entertainment Inc.
106 West 14th Street
Kansas City, Missouri 64105

Gentlemen:


    We have acted as counsel for AMC Entertainment Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement (file no. 33-51693) on Form S-2 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 4,600,000 shares of Convertible Preferred Stock, 66 2/3 CENTS par value per share (the "Convertible Preferred Stock"), of the Company, including 600,000 shares subject to an over-allotment option granted to the underwriters.


    In connection therewith we have examined:

1.   The resolutions of the Board of Directors of the Company, which resolutions
    (i) authorize the preparation and filing of the Registration Statement, (ii) approve the Underwriting Agreement with the underwriters (the "Underwriting Agreement"), and (iii) authorize certain related transactions;

2.  The Registration Statement;

3.  The Restated and Amended Certificate of Incorporation of the Company;


4. The proposed form of Certificate of Designations with respect to the Convertible Preferred Stock (the "Certificate of Designations");


5.  The Bylaws of the Company, as amended; and

6.  The proposed form of the Underwriting Agreement.


    We also have made such other factual and legal investigations as we deemed necessary or appropriate in order to render the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of all photostatic documents and certified copies submitted to us as the original documents.



    Based solely on the foregoing, we are of the opinion that, upon filing of the Certificate of Designations with the Secretary of State of Delaware, said shares of the Convertible Preferred Stock will be duly authorized, and, upon delivery by the Company and receipt by the Company of adequate consideration therefor, said shares of the Convertible Preferred Stock will be validly issued, fully paid and nonassessable.


    Although none of our partners are members of the Bar of the State of Delaware, we are generally familiar with the Delaware General Corporation Law, and we consider ourselves competent to opine on the Delaware General Corporation Law to the extent the same is applicable to the issuance by the Company of the Convertible Preferred Stock. We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

    The opinion set forth in this letter is effective as of the date hereof. No expansion of our opinion may be made by implication or otherwise. We express no
opinion   other   than   as   herein   expressly   set   forth.   We   do    not
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undertake  to advise  you with respect  to any  matter within the  scope of this letter which comes to our attention after the date of this letter and disclaim any responsibility to advise you of future changes of law or fact which may affect the above opinion. This letter is solely for your use in connection with the registration of the Convertible Preferred Stock and is not to be quoted from in whole or in part without the express written consent of this firm.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references made to this firm in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                          Very truly yours,
                                          /s/_Gage & Tucker